UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒	Filed by a party other than the registrant ☐

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☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement.

☒	Definitive additional materials.

☐	Soliciting material pursuant to Section 240.14a-12

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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[Subject Line] Update on Annual Meeting and Strategic Alternatives

Dear Colleagues,

Earlier today, we provided our shareholders with an update on the strategic alternatives review process.

Watch for press release e-mail updates

We will continue to keep you and our shareholders informed as we are able. Unfortunately, there isn’t much we can say beyond what we are communicating through our press releases due to regulatory considerations as a public company. We understand there will continue to be ongoing media coverage of the annual meeting and the strategic review process, and we encourage you to speak with your manager should you have questions.

Remain focused on business objectives

It is important to note that no decision has been reached, and we cannot be sure that a transaction will result from the process. While our Board does its work, the best thing we can do is stay focused on serving our customers – internally and externally.

We appreciate your continued hard work and focus

Thank you for your continued focus and support. We appreciate all your efforts.

Sincerely,

Tom